Exhibit 23(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-171256 on Form S-1 of our reports dated February 20, 2012, relating to the consolidated financial statements and financial statement schedule of Energy Future Holdings Corp. and subsidiaries (“EFH Corp.”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding EFH Corp.’s adoption of amended consolidation accounting standards related to variable interest entities and EFH Corp.’s adoption of amended guidance regarding transfers of financial assets effective January 1, 2010, on a prospective basis) and the effectiveness of EFH Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Energy Future Holdings Corp. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 27, 2012